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                                  EXHIBIT 11.1

                                    SDL, INC.
                          COMPUTATION OF NET INCOME PER
                       COMMON AND COMMON EQUIVALENT SHARE
              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS - UNAUDITED)

                                                              THREE MONTHS ENDED               SIX MONTHS ENDED
                                                                   JUNE 30,                        JUNE 30,
                                                                   --------                        --------
                                                              1996            1995            1996            1995
                                                              ----            ----            ----            ----
PRIMARY

       Weighted average number of
       common shares outstanding                            11,097           9,590          10,925           8,088

       Incremental common shares
       attributable to shares issuable under
       employee stock plans                                  1,286           1,615           1,303           1,545
                                                          --------        --------        --------        --------


                  Total shares                              12,383          11,205          12,228           9,633
                                                           =======        ========         =======        ========

Net income

       Amount                                              $ 2,429         $ 1,370         $ 4,588         $ 2,275
                                                           =======         =======         =======         =======

       Per share                                           $  0.20         $  0.12         $  0.38         $  0.24
                                                          ========        ========        ========        ========



Fully diluted computation not presented since such amounts differ by less than 3% of the net income per share amount shown above.


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